Exhibit (a)(1)(A)

INPHI CORPORATION

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR

A NUMBER OF REPLACEMENT STOCK OPTIONS

THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., U.S. PACIFIC TIME, ON OCTOBER 19, 2012, UNLESS WE EXTEND THE OFFER.

The Date of this Offer is September 20, 2012

Inphi Corporation (“Inphi,” the “Company,” “we,” “us” or “our”) is offering eligible employees the opportunity to exchange their outstanding eligible options for a lesser number of replacement options (the “Replacement Options”) calculated in accordance with an exchange ratio (the “Offer”). We will grant the Replacement Options under our 2010 Stock Incentive Plan (the “2010 Plan”).

You are an “Eligible Employee” if you provide services to Inphi in the United States or in one of our subsidiaries or branch offices in Japan, Korea, Singapore, and the United Kingdom as an employee at the beginning and through to the end of the exchange period and on the new option grant date, and are not otherwise excluded. Unless extended, this Offer will expire at 5:00 P.M., U.S. Pacific Time, on October 19, 2012. Our directors and named executive officers (as defined under Section 402(a)(3) of Regulation S-K of the U.S. Securities Act of 1933) are not eligible to participate in the Offer.

Options eligible for exchange in this Offer are outstanding options, vested or unvested, to purchase Inphi common stock that have an exercise price per share that is equal to or greater than U.S. $16.63 (“Eligible Options”) and were granted under the 2010 Plan between January 2011 and July 2011.

In this document, we use the term “option” to mean a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. You may elect to exchange as few or as many of your Eligible Options as you wish. However, if you choose to tender an Eligible Option, you must tender the entire outstanding, unexercised portion of that option. We will not accept partial tenders of options.

The number of Eligible Options that an eligible employee must surrender to obtain Replacement Options is called the Exchange Ratio. The Exchange Ratio will require an employee to exchange a larger number of Eligible Options for a smaller number of Replacement Options. The Compensation Committee of Inphi’s Board of Directors (the “Board”) has established three Exchange Ratios, each tiered to the exercise price of the underlying Eligible Option. The Exchange Ratios for the higher-exercise price tiers is higher than the Exchange Ratio for the lower-exercise price tiers.

If you are eligible to participate in this Offer, you will receive an Election Form which lists each option that you currently hold which has an exercise price equal to or greater than U.S. $16.63, and the number of Replacement Options you will receive if each option is exchanged. We will not grant any replacement options to purchase fractional shares. Instead, if the Exchange Ratio yields a fractional amount of shares, we will round to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

The tendered stock options will be cancelled upon expiration of this Offer and promptly thereafter we will grant the Replacement Option. Replacement Options will continue to vest in accordance with the vesting schedule of the underlying Eligible Option and will remain subject to such Eligible Option’s expiration date. Each Replacement Option granted pursuant to this Offer vests through your continued service in the United States or in one of our subsidiaries or branch offices in Japan, Korea, Singapore, or the United Kingdom for a specified period. Until your Replacement Option has vested, such Replacement Option remains subject to restrictions on transfer and to forfeiture if your service terminates. If and when the Replacement Option vests and upon the exercise of the Replacement Option, the underlying shares of common stock will be released to you free of forfeiture conditions and restrictions on transfer, other than required tax withholding and compliance with applicable securities laws, Inphi securities trading policies and any other laws, rules or regulations. You will not be required to pay anything to receive Replacement Options (other than surrendering your Eligible Options) in connection with this Offer.

Each Replacement Option will be subject to the terms of the 2010 Plan and a stock option agreement between you and Inphi.

Participation in this Offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the Offer, you will not receive Replacement Options pursuant to the Offer and your outstanding options will remain outstanding according to their existing terms and conditions.

If you want to exchange your Eligible Options, you must notify Inphi in writing of your election PRIOR TO THE EXPIRATION OF THE OFFER by completing, signing and returning the Election Form and delivering it to Joel Rodriguez at jrodriguez@inphi.com, either in person or via scanned pdf. Please note, all documents delivered via email or in person must be received by Joel Rodriguez no later than 5:00 P.M. PST on October 19, 2012.

At any time you may also request a copy of any option exchange document by contacting Joel Rodriguez at the contact information listed above.

To inform yourself about our Offer, you should:

•	Read this whole document and all related attachments, including the Election Form, the 2010 Plan and the form of stock option agreement including any country-specific appendix;

•	Review the list of your Eligible Options in your Election Form;

•	Consider the questions and answers in the attached Summary Term Sheet; and

•	Contact Aparna Bawa or John Edmunds, if you have questions about our Offer.

We are making this Offer upon the terms and conditions described in this Offer, the Election Form and Notice of Withdrawal. The Offer is not conditioned on any minimum number of options being exchanged. Our Offer is, however, subject to conditions that we describe in Section 7 of Part III of this document.

Shares of our common stock are quoted on the New York Stock Exchange under the symbol “IPHI.” On September 18, 2012, the closing price of one share of our common stock on the New York Stock Exchange was $11.33. We recommend that you get current market prices for our common shares before deciding whether to exchange your Eligible Options.

IMPORTANT NOTICE

Although our Board has approved this Offer, neither we nor our Board makes any recommendation to you as to whether or not you should tender your Eligible Options for exchange. Also, we have not authorized any person to make any recommendation on our behalf as to whether or not you should accept this Offer.

You must make your own decision as to whether or not to exchange your Eligible Options. In doing so, you should rely only on the information contained in the offering materials, the materials referenced in Section 18 of Part III of this document, any official question and answer session organized by Inphi, or any other authorized communications from Inphi made generally available to Eligible Employees, as no other representations or information have been authorized by Inphi. We recommend that you consult with your own advisors, including your tax advisor, before making any decisions regarding the Offer.

The Replacement Option we are offering may end up being worth less than your existing options. In evaluating this Offer, you should keep in mind that the future performance of Inphi and its stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our own business and the other risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission (“SEC”). In particular, we recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the period ended June 30, 2012, each of which has been filed with the SEC and is available free of charge on the Internet at www.sec.gov.

The statements in this document concerning the Eligible Options, the 2010 Plan and the Replacement Options are summaries of the material terms but are not complete descriptions of the Eligible Options, the 2010 Plan, or the Replacement Option. The 2010 Plan and the form of Replacement Option have been filed as exhibits to our Tender Offer Statement on Schedule TO filed with the SEC (to which this document is also an exhibit). See Section 18 of Part III of this document for additional information regarding the Schedule TO.

Our Offer is not being made to, and we will not accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which our making the Offer or accepting any tendered options is illegal. However, we may in our sole discretion take the actions we deem necessary for us to make this Offer to option holders in such jurisdiction.

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I. SUMMARY TERM SHEET

The following are answers to some questions about our Offer. The answers are summaries and do not describe all of the details of the Offer. You should read all of this document, the Election Form, the Notice of Withdrawal, our 2010 Plan and the form of stock option agreement including any country-specific appendix, because they contain the full details of our Offer and the terms of the Replacement Options, and these details could be important to you. For many of the questions, we have included a reference to the section or sections contained in Part III of this document where you can find a more complete discussion.

This summary is presented in question-and-answer format, organized as follows:

HOW THE OPTION EXCHANGE WORKS

1.	What is the Offer?

2.	Am I eligible to participate?

3.	Are individuals outside the United States eligible to participate?

4.	What happens if my service terminates before tendered options are canceled or the date of grant of the Replacement Option?

5.	Which options may I exchange?

6.	If I participate, what will happen to my current options?

7.	If I participate, can I exchange part of an Eligible Option?

8.	May I tender unvested options?

9.	May I tender an option that I have already exercised in full?

10.	What is a stock option?

11.	Why can’t I just be granted additional options?

12.	Do I have to pay any money to receive a Replacement Options?

13.	If I participate, how many Replacement Options will I receive?

14.	Why aren’t the exchange ratios set at one-for-one?

15.	When will my Replacement Options vest and be exercisable?

16.	When and how will I receive my Replacement Options?

17.	What is the source of the common stock that is underlying the Replacement Options?

18.	What happens if my service terminates before all of my Replacement Option vests?

19.	Will my Replacement Option ever expire?

20.	Are there risks that I should consider in deciding whether to exchange my options?

21.	What happens if Inphi’s stock price increases during the Offer?

22.	Why should I consider participating in the Offer?

23.	Are there conditions to the Offer?

BACKGROUND AND PURPOSE OF THE OFFER

24.	Why is Inphi making this Offer?

25.	Will there be additional equity grants in the future?

26.	Is it likely that an Offer similar to this one will be made in the future?

27.	Does our Board have a recommendation about this Offer?

28.	Is there any information regarding Inphi that I should be aware of?

29.	What are the accounting consequences to Inphi of making this exchange Offer?

DURATION OF THE OFFER

30.	How long will this Offer remain open?

HOW TO ELECT TO PARTICIPATE

31.	What do I need to do to participate in the Offer?

32.	Do I have to return the Election Form or any other document if I do not want to exchange my options?

33.	If I elect to exchange my options by submitting an executed Election Form, can I change my mind?

34.	Will Inphi accept all options tendered for exchange?

35.	What happens to my options if I do not accept this Offer or if my options are not accepted for exchange?

36.	What if I am out of the office on leave of absence during the Offer period?

U.S. FEDERAL AND NON-U.S. INCOME TAX CONSIDERATIONS

37.	What are the U.S. federal income tax consequences if I participate in the Offer?

38.	What are the tax consequences if I live outside the U.S.?

39.	Are there special considerations for people on international assignment or who have transferred from another Inphi location in another country?

CHANGE OF CONTROL

40.	What happens if I tender my Eligible Options and Inphi is later subject to a change of control such as a merger?

HOW TO GET MORE INFORMATION

41.	Who can I talk to if I have questions about the Offer?

References in this document to “Inphi,” the “Company,” “we,” “us” and “our” means Inphi Corporation, and references to the time “the Offer expires” mean 5:00 P.M., U.S. Pacific Time, on October 19, 2012, or, if we extend the Offer period, any later date that we specify. References to the “offer to exchange” mean this document and its appendices. References to the “Offer” mean the option exchange described in the offer to exchange. References to dollars (“$”) are to U.S. dollars.

HOW THE OPTION EXCHANGE WORKS

1.	What is the Offer?

Beginning on September 20, 2012, and ending at 5:00 P.M., U.S. Pacific Time, on October 19, 2012, each eligible employee (described in Question 2 below) may decide to exchange Eligible Options (described in Question 5 below) for a lesser number of replacement options (the “Replacement Options”), at no cost to the individual (described in Question 12 below). The number of options in a Replacement Option an eligible employee will receive in exchange for an Eligible Option grant will be determined by the exchange ratio (described in Question 14 below). Replacement Options granted upon the exchange will continue to be subject to the vesting schedule of the underlying Eligible Options (described in Question 15 below).

Participation in this Offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the Offer, you will not receive Replacement Options pursuant to this Offer, and your outstanding options will remain outstanding in accordance with their current terms and conditions.

2.	Am I eligible to participate?

Only eligible employees (“Eligible Employees”) may participate in this Offer. You are eligible to participate in the Offer if you:

•	hold Eligible Options on October 19, 2012;

•	provide services to Inphi in the United States or in one of our subsidiaries or branch offices in Japan, Korea, Singapore and the United Kingdom as an employee on October 19, 2012;

•	continue to be employed by Inphi in one of these locations (even if on an approved leave of absence) through to the date on which the tendered options are canceled and Replacement Options are granted;

•	are not a member of our Board of Directors (“Board”); and

•	are not one of our named executive officers.

If you resign or are dismissed at any time before the date on which the tendered options are canceled, you are not eligible to participate in the Offer. (See Section 1 of Part III.)

3.	Are individuals outside the United States eligible to participate?

All employees who provide services to one of Inphi’s subsidiaries or branch offices in Japan, Korea, Singapore or the United Kingdom with Eligible Options are eligible to participate in the Offer. Please be sure to read Section 15 of Part III and Appendix B, which discuss terms of the Offer specific to Eligible Employees outside the United States.

4.	What happens if my employment terminates before tendered options are canceled or the date of grant of the Replacement Options?

If you tender options for exchange under this Offer but before the tendered options are canceled, your service with Inphi or one of our subsidiaries terminates for any reason, then your tender will automatically be deemed withdrawn and you will not participate in the option exchange. You will retain your outstanding options in accordance with their current terms and conditions, and you may exercise them during a limited period of time following your termination of service in accordance with their terms to the extent that they are vested.

If you have tendered options for exchange under this Offer and your service with Inphi or one of our subsidiaries terminates for any reason after the tendered options are canceled, but before the grant date of the Replacement Option, you will lose all rights to receive any Replacement Options and your surrendered options will not be returned to you.

If you are currently considered an “at-will” employee, this Offer does not change that status, and your employment may be terminated by us or by you at any time, including before the Offer expires or the tendered options are cancelled, for any reason, with or without cause.

5.	Which options may I exchange?

Only Eligible Options may be exchanged under this Offer. Eligible Options are generally those option grants having an exercise price per share that is equal to or greater than $16.63. Any options that you tender for exchange with a per share exercise price that is not equal to or greater than $16.63 will not be eligible for exchange and will automatically be excluded from the Offer. To determine which option grants are eligible for exchange, you should review the Election Form provided to you, which lists all of your option grants that have an exercise price equal to or greater than $16.63, and therefore, are eligible for exchange. You may indicate which Eligible Options you wish to exchange on your Election Form.

6.	If I participate, what will happen to my current options?

Eligible Options that you elect to exchange under this Offer will be canceled promptly following the expiration of this Offer and you will no longer have those options available for exercise. If you do not tender all of your Eligible Options for exchange, the Eligible Options that you do not tender will not be canceled, and such Eligible Options will remain outstanding and subject to their existing exercise prices and their existing terms. (See Section 6 and Section 12 of Part III.)

7.	If I participate, can I exchange part of an Eligible Option?

No. If you elect to exchange an Eligible Option, you must exchange the entire Eligible Option in full. However, you will be able to elect to exchange as few or as many of your Eligible Options as you wish. If you attempt to exchange some but not all of an outstanding Eligible Option, we will reject your tender of that particular Eligible Option. Such rejection will not affect any other Eligible Options that are properly tendered. (See Section 2 of Part III.)

8.	May I tender unvested options?

Yes. Your Eligible Options do not need to be vested in order for you to participate in the Offer. However, if you choose to tender a particular outstanding Eligible Option grant, you must tender the entire Eligible Option grant, both the vested and unvested portions.

9.	May I tender an option that I have already exercised in full?

No. The Offer pertains only to outstanding options. It does not apply in any way to shares you have already purchased, whether upon the exercise of options or otherwise, or whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not eligible for this Offer. If you have exercised an Eligible Option grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange. Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

10.	What is a stock option?

A stock option is the right, but not the obligation, to purchase shares of stock at a specified price, regardless of the actual market price of the stock at the time the option is exercised. Typically, the specified purchase or “exercise” price is the market price of a share of our common stock on the date the option is granted. Due to subsequent fluctuations, at any given time after the option is granted, the prevailing market price of the stock may be greater than, equal to, or less than, the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an “in-the-money” option), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at less than its prevailing market price and then sell the purchased stock for the higher prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” or an “underwater” option) generally would not exercise the stock option. The options eligible for exchange under this Offer currently are “out-of-the-money.”

11.	Why can’t I just be granted additional options?

Because of the large number of outstanding options with exercise prices greater than $16.63, an additional grant of options to all of these option holders would have a severe negative effect on our stock dilution and would significantly increase the number of our outstanding shares. We would also be required to incur compensation expense on both the currently outstanding options and the new option grants, which would harm our financial results.

12.	Do I have to pay any money to receive a Replacement Option?

No. You will not be required to pay any money to receive a Replacement Option. However, you will be responsible for paying all applicable taxes and social charges in connection with the exercise the Replacement Option. (See Questions 39 through 42 below and Sections 14 and 15 of Part III.)

13.	If I participate, how many Replacement Options will I receive?

The Offer will require you to exchange a larger number of Eligible Options for a smaller number of Replacement Options. The actual number of Replacement Options that we are offering in exchange for each Eligible Option grant is determined by an Exchange Ratio. The Compensation Committee, in connection with its independent consultant, established three tiers of Exchange Ratios, as of September 18, 2012, and based on the exercise price of the underlying Eligible Option. The Exchange Ratios are as follows:

Exercise Price of Eligible Option	Exchange Ratio (No. of Eligible Options: No. of Replacement Options)
$16.63	1.17:1
$18.02	1.24:1
$22.07	1.35:1

We will not grant any Replacement Options to purchase fractional shares. Instead, if the Exchange Ratio yields a fraction amount of shares, we will round to the nearest whole number of shares with respect to each Eligible Option on a grant-by-grant basis.

14.	Why isn’t the exchange ratio set at one-for-one?

The Exchange Ratios were determined shortly before the beginning of the Offer, and are calculated by an independent third-party using the Black-Scholes option pricing model. The model uses the following variables: stock price volatility, risk free interest rates, option term, option exercise price, dividend yield and stock price on the date of grant. The Exchange Ratios for the higher-exercise price tiers are higher than the Exchange Ratio for the lower-exercise price tiers. Setting the Exchange Ratios in this manner is intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value approximately equal to the fair value of the surrendered Eligible Options that they replace. This is designed to eliminate additional compensation expense from such Replacement Options, other than compensation expense that might result from changes in our stock price or other variables after the exchange ratio was established but before the time that new stock options are granted in the Offer. Even at the highest exercise price for Eligible Options, the economic value of the awards to be granted in the exchange are not greater than the economic value of the awards to be cancelled in the exchange at the time the Exchange Ratio was determined.

In designing the Offer, the Board considered the impact such an exchange would have on our shareholders. Our board believed it was important to structure the Offer as a value-for-value exchange, which means that in order to obtain a new at-the-money stock option, an employee will be required to surrender a higher number of out-of-the-money stock options that have an aggregate value approximately equal to or more than the new stock option. By structuring the Offer in this manner and with this exchange ratio, we intend to restore economic value to the options held by eligible employees, while not creating material additional compensation expense to us, which would harm our financial results.

15.	When will my Replacement Options vest and be exercisable?

The Replacement Options will remain subject to the vesting schedule of the underlying Eligible Options. Vesting is subject to your continued employment by Inphi through each relevant vesting date.

Except as otherwise provided in your stock option agreement, if your service with us terminates before all of your Replacement Option has vested, you will generally forfeit any Replacement Options that remain unvested at that time.

16.	When and how will I receive my Replacement Option?

We intend to grant the Replacement Options on the date or shortly following the date upon which we cancel options elected for exchange. If we cancel options elected for exchange on October 19, 2012, which is the expected expiration date of this Offer, the grant date of the Replacement Options will be October 22, 2012, the first business day following the expiration of the Offer, or shortly thereafter. If this Offer is extended beyond October 19, 2012, then the Replacement Options will be granted on or shortly following the expiration date of the extended Offer. (See Section 16 of Part III.)

We expect to deliver Replacement Options to recipients via express mail or by hand delivery as soon as practicable following the grant date.

17.	What is the source of the common stock that is underlying the Replacement Options?

The Replacement Options will be issued under the 2010 Plan, and will be drawn from our pool of common stock currently authorized for issuance under the 2010 Plan.

18.	What happens if my service terminates before my Replacement Option vests?

Except as otherwise provided in your stock option agreement, you will generally forfeit any shares subject to the Replacement Option that are not vested on the day you stop providing services to Inphi or one of its subsidiaries for any reason. Any shares of common stock that you obtain upon vesting and exercise of your Replacement Option while you are an employee of Inphi or one of its subsidiaries are yours to keep even after you leave Inphi or one of our subsidiaries. Your stock option agreement generally provides that you have a limited period of time after your final day of service with Inphi or one of its subsidiaries to exercise your remaining outstanding stock options to the extent that they are vested. If you do not exercise them within that limited time period, you will forfeit all unexercised options, whether vested or unvested, and will not receive any compensation for such forfeited options.

19.	Will my Replacement Options ever expire?

The Replacement Options will be subject to the same expiration terms as the underlying Eligible Options.

20.	Are there risks that I should consider in deciding whether to exchange my options?

Yes. Exchanging your Eligible Options does have some risks. You should carefully review the discussion of certain of these risks in Part II of this document (“Certain Risks of Participating in the Offer”) and the risks described under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and our Quarterly Reports on Form 10-Q for the period ended June 30, 2012.

21.	What happens if Inphi’s stock price increases during the Offer?

If our stock price increases during the Offer, you may want to exercise some of your options or even decide that you do not want to participate in the Offer. If you want to exercise any of your options that may be eligible for exchange and still participate in the Offer, you can do so by exercising them before you make an election to participate. Once you have submitted an election to participate, you cannot exercise Eligible Options you have elected to exchange unless you first withdraw your previous election. If you withdraw and then exercise some of your Eligible Options and want to exchange the rest, you can do so by again following the procedures in Section 4 of Part III.

22.	Why should I consider participating in the Offer?

If you participate in the Offer, you will surrender for exchange a larger number of Eligible Options for a smaller number of Replacement Options, based on a tiered exchange ratio of 1:17:1, 1.24:1 or 1.35:1 shares, as described in the answer to Question 14 and Section 2 of Part III.

The Eligible Options that you hold, however, might never be in-the-money (see Question 10) and, therefore, may never have any actual value to you, whereas the exercise price for the Replacement Options will be the closing sales price of a share of our common stock as quoted on the New York Stock Exchange on the Replacement Option grant date. If the market price of our common stock increases before the Replacement Option grant date, the Replacement Options that you receive in exchange for your existing options may have a higher exercise price than some or all of your existing options.

Replacement Options that will remain subject to the vesting schedule and expiration date of the underlying Eligible Options. (See Question 15.)

In evaluating this Offer, you should keep in mind that the future performance of our common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our own business and the risks and uncertainties set forth in our filings with the SEC. We recommend that you read our 10-K for the fiscal year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the period ended June 30, 2012, which have been filed with the SEC and are available at www.sec.gov, as well as all other documents incorporated by reference in our Tender Offer Statement on Schedule TO (to which this document is also an exhibit).

23.	Are there conditions to the Offer?

The Offer is subject to a number of other conditions that are described in Section 7 of Part III. The Offer is not conditioned on a minimum number of options being tendered for exchange or upon a minimum number of option holders accepting the Offer. Participation in the Offer is completely voluntary.

BACKGROUND AND PURPOSE OF THE OFFER

24.	Why is Inphi making this Offer?

This Offer is intended to encourage retention and build engagement among our employees, in a manner that is substantially cost neutral to us and our shareholders. The Offer is designed to benefit our employees by providing them a renewed stake in our future success. The Offer is designed to benefit our shareholders as we believe it will improve retention and engagement of our talented workforce, contributing to long-term shareholder value, at substantially no change in cost.

Since many of the Eligible Options have been out-of-the-money for some time, they have not been exercised by their holders and have added to an increase in the overhang of options outstanding in relation to the aggregate number of shares of our common stock outstanding. In addition, as a result of a general decline in our stock price in recent years, a considerable number of our outstanding options have exercise prices substantially higher than the current and recent trading prices of our common stock. We believe that these out-of-the-money options are not achieving the purposes for which they were intended, primarily employee incentives and retention. We have structured the Offer as a value-for-value exchange, which means in order to obtain a new in-the-money stock option, an employee will be required to surrender a higher number of out-of-the-money stock options that have an aggregate value approximately equivalent to or more than the new stock option. We believe this will return the incentive and retention value of these options for our employees without a material increase in compensation expense to us. (See Section 3 of Part III.)

25.	Will there be additional equity grants in the future?

Our Board and its Compensation Committee periodically evaluates our compensation programs. At this time, our Board believes that equity compensation forms an important component of our compensation programs and they fully intend to periodically evaluate future equity awards for Eligible Employees.

26.	Is it likely that an Offer similar to this one will be made in the future?

While our Board and its Compensation Committee evaluate Inphi’s compensation programs periodically, they have no current intention to make any similar offer in the future. You should make your decision on the assumption that, if you do not surrender your Eligible Options in accordance with the terms of this Offer (including deadlines stated in this offer to exchange), you will not have another similar opportunity.

27.	Does our Board have a recommendation about this Offer?

Our Board is not making a recommendation about this Offer. Although the Compensation Committee and the Board have approved this Offer, they recognize that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You should consult with your personal advisors if you have questions about your financial or tax situation. Neither the Compensation Committee nor our Board is making a recommendation as to whether or not to accept this Offer.

28.	Is there any information regarding Inphi that I should be aware of?

Yes. Your decision of whether to accept or reject this Offer should take into account the factors described in this offer to exchange, as well as the various risks and uncertainties inherent in our business. These risks include, but are not limited to, those risks set forth in our 10-K for the fiscal year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the period ended June 30, 2012. In addition, before making your decision to tender your Eligible Options, you should carefully review the information about Inphi discussed in Part II (“Certain Risks of Participating in the Offer”) and in Section 10 of Part III of this document. This information includes an update on recent events affecting our business and explains where you can find additional information about us.

29.	What are the accounting consequences to Inphi of making this Offer?

Under the current accounting rules, the exchange of options will be characterized as a modification of the exchanged options. Accordingly, we will recognize any remaining unamortized compensation expense of the exchanged options and may be required to recognize incremental compensation expense for the excess, if any, of the value of the Replacement Options over the value of the exchanged options, both determined on the modification date. The incremental compensation expense will be recognized ratably over the vesting period of the Replacement Options. The actual amount of the compensation expense will depend on participation levels and on the exchange ratios, Black-Scholes values, and vesting schedules established at the time of the exchange. We do not expect the additional compensation expense, if any, to be material to us. (See Section 12 of Part III.)

DURATION OF THE OFFER

30.	How long will this Offer remain open?

This Offer begins on September 20, 2012, and is scheduled to expire at 5:00 P.M., U.S. Pacific Time on October 19, 2012.

HOW TO ELECT TO PARTICIPATE

31.	What do I need to do to participate in the Offer?

To properly elect to exchange your Eligible Options, you must notify Inphi of your election before 5:00 P.M., U.S. Pacific Time, on the expiration date, which is currently October 19, 2012. Complete, sign, date and return the Election Form and deliver it (either in person or via scanned pdf) to Joel Rodriguez at jrodriguez@inphi.com, so that we receive them before the expiration date deadline.

At any time you may also request a copy of any option exchange document by contacting Joel Rodriguez at jrodriguez@inphi.com.

32.	Do I have to return the Election Form or any other document if I do not want to exchange my options?

No. You do not have to return any documents to us if you do not wish to exchange your Eligible Options in this Offer. If you do not return the executed Election Form, you will not participate in the option exchange. This Offer is completely voluntary, and there are no penalties for electing not to participate in the Offer.

33.	If I elect to exchange my options by submitting an executed Election Form, can I change my mind?

Yes. If you decide to participate in the Offer and then decide to withdraw the election you submitted, you may do so at any time before the Offer expires. You may withdraw your election by submitting a Notice of Withdrawal. (See Section 5 of Part III.)

If you then decide to make a new election, you must submit a new executed Election Form. Your election to withdraw must be received by 5:00 P.M., U.S. Pacific Time on October 19, 2012, before the Offer expires.

34.	Will Inphi accept all options tendered for exchange?

We intend to accept all Eligible Options that are properly tendered for exchange unless the Offer is terminated. If we terminate the Offer without accepting options for exchange, we will communicate this to you by October 22, 2012, 5:00 P.M., U.S. Pacific Time on the first business day after the Offer expires (i.e., if the expiration date is October 19, 2012, this communication will be no later than 5:00 P.M., U.S. Pacific Time on October 22, 2012). The communication may be made orally, by written or electronic notice or by public announcement. (See Sections 6 and 16 of Part III.)

35.	What happens to my options if I do not accept this Offer or if my options are not accepted for exchange?

Nothing. If you do not elect to participate in the Offer, or if we do not accept options that are tendered for exchange, you will keep all your current options, and you will not receive any Replacement Options. The Offer will not result in any changes to the terms of your current options. (See Section 4 of Part III.)

36.	What if I am out of the office on leave of absence during the Offer period?

If you will be on a leave of absence or extended paid-time-off during any portion of the Offer period, you may request that copies of the Election Form be mailed to your home address. Please contact Joel Rodriguez at jrodriguez@inphi.com. It is your responsibility to contact Inphi to obtain the election materials if you will be out of the office for an extended time during the Offer period. If you do not submit an executed Election Form, you will not participate in the option exchange.

U.S. FEDERAL AND NON-U.S. INCOME TAX CONSIDERATIONS

37.	What are the U.S. federal income tax consequences if I participate in the Offer?

If you participate in the Offer and are a citizen or resident of the United States, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time your exchanged options are cancelled or when the Replacement Options are granted. We believe the exchange of Eligible Options for Replacement Options pursuant to the Offer should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the Replacement Options. However, you may have taxable income when you exercise your Replacement Options or when you sell your shares received upon exercise of your Replacement Options. If you are a current or former employee upon the exercise of your Replacement Options, Inphi will have a tax withholding obligation which we will require that you satisfy before shares of our common stock are delivered or transferred to you. See Section 14 of Part III of this document for more information about the tax consequences that may result in connection with the transaction.

38.	What are the tax consequences if I live outside the U.S.?

Eligible Employees who are residents of countries other than the U.S. who receive Replacement Options in the Offer will be subject to the income and social insurance tax laws of those countries. See Section 15 of Part III (“Considerations Specific to Eligible Employees Located and/or Subject to Tax Outside the U.S.”) and Appendix B (“Guide to Issues for Individuals Located and/or Subject to Tax Outside the U.S.”) for additional information regarding the income and social insurance tax consequences of this Offer to non-U.S. participants. If you are subject to income tax in more than one country, you should be aware that there may be income and social insurance tax consequences in addition to those described in the Offer which may apply to you. Please consult your personal tax advisor to discuss these consequences.

39.	Are there special considerations for people on international assignment or who have transferred from another Inphi location in another country?

For participants on international assignment or who have transferred within Inphi internationally since the grant date, please refer to Appendix B (“Guide to Issues for Individuals Located and/or Subject to Tax Outside the U.S.”). If your questions are not answered by the attached international guide, please consult your personal tax advisor.

CHANGE OF CONTROL

40.	What happens if I tender my Eligible Options and Inphi is later subject to a change of control, such as a merger?

If we are acquired by another company before the Offer expires, you may withdraw your tendered options and have all of the rights under your options. Further, if we are acquired prior to the Offer expiration date, we reserve the right to withdraw the Offer, in which case your options will remain outstanding subject to their terms.

In the event of a change in control of our company, the Replacement Options will be assumed or substituted by the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Replacement Options will fully vest and terminate if not exercised or the intrinsic value of such Replacement Option will be settled in cash or cash equivalents.

HOW TO GET MORE INFORMATION

41.	Whom can I talk to if I have questions about the Offer?

For additional information or assistance, you should contact Aparna Bawa or John Edmunds. You should consult your personal advisors if you have questions about your individual financial or tax situation.

Forward-Looking Statements

Our reports filed with the SEC referred to above contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”). Any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us or our subsidiaries, which may be provided by us are forward-looking statements. The words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative effect of terms like these or other similar expressions are also used to identify forward-looking statements. These forward-looking statements are only predictions. Forward-looking statements are based on current expectations, and projections about future events and are inherently subject to a variety of risks and uncertainties discussed in Inphi’s Annual Report on Form 10-K for the fiscal year December 31, 2011, and our Quarterly Report on Form 10-Q for the period ended June 30, 2012, many of which are beyond our control, which could cause actual results to differ materially from those anticipated or projected.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

II. CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participation in the Offer involves a number of potential risks, including those described below. You should carefully consider the risks identified in this section and the risks described under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the period ended June 30, 2012. The risks below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we deem immaterial may also materially adversely affect our business, financial condition or results of operation. Eligible individuals should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. We strongly recommend that you read the rest of this Offer to exchange. In addition, individuals who live and work and/or are subject to tax outside the U.S. are encouraged to read Section 15 of Part III (“Considerations Specific to Eligible Employees Located and/or Subject to Tax Outside the U.S.”) and Appendix B (“Guide to Issues for Individuals Located and/or Subject to Tax Outside the U.S.”) of this Offer to exchange discussing income and social insurance tax consequences in various countries, as well as the other documents listed above, and consult with an investment and tax advisor as necessary before deciding to participate in this Offer.

ECONOMIC RISKS

If, after the cancellation of your Eligible Options but prior to the grant date of your Replacement Option, you cease being an employee for any reason, including your death, you will have no rights to your Eligible Options and you will not receive any Replacement Options.

Once your Eligible Options are cancelled, they are no longer exercisable and you lose all rights to them. If your Eligible Options are cancelled and thereafter your service is terminated for any reason, including your death, you will not be entitled to the Replacement Options or other consideration in exchange for your cancelled Eligible Options, and you will not be able to reclaim your Eligible Options. However, if your service ends prior to the expiration date of the Offer, your tendered Eligible Options will not be accepted by us and you, or your estate or beneficiaries in the event of your death, will retain them on their current terms and conditions.

If our stock price increases after the date your tendered options are canceled, including if we are acquired by or merge with another company, your canceled options might have been worth more than the Replacement Options that you receive in exchange for them.

We cannot predict the market price of our stock. It is possible over time that options you tender for exchange would have had a greater value or lesser value than the Replacement Options you receive under this Offer.

We may engage in transactions in the future with business partners or other companies, including a sale of our company, which could significantly change our structure, ownership, organization or management or the make-up of our Board, and which could significantly affect the price of our shares.

If you do not have a service relationship with Inphi or one of its subsidiaries for any reason on the date your Replacement Options would otherwise vest, including as the result of a reduction-in-force, you will generally forfeit any then unvested Replacement Options.

This means that if you quit for any reason, die, or we (or one of our subsidiaries) terminate your service, with or without cause or notice, before the date your Replacement Option would vest, you will generally forfeit the unvested Replacement Options and will not receive anything for the options you tendered and we canceled. This Offer is not a guarantee of employment or service for any period. Your employment or service relationship with Inphi (or one of our subsidiaries or a successor entity, as applicable) may be terminated at any time by either you or us, or our subsidiary or successor entity, with or without cause or notice, subject to any employment or service agreement you may have with Inphi (or one of our subsidiaries or a successor entity, as applicable).

We will not grant Replacement Options to you if we are prohibited by applicable laws, rules, regulations or policies.

Even if we accept your tendered Eligible Options, we will not grant Replacement Options to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in U.S. laws, SEC rules, regulations or policies or The NASDAQ Global Market listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting Replacement Options.

The Exchange Ratios applied in this Offer may not accurately reflect the value of your Eligible Option and/or Replacement Option at the time of the Offer.

Calculation of the Exchange Ratios for the Eligible Options in the Offer was based on a valuation method that we apply for accounting purposes and that relies on numerous assumptions. If a different method or different assumptions had been used, or if the Exchange Ratios had been calculated as of a different date, the Exchange Ratio for an Eligible Option may have varied from the applicable exchange Ratio reflected in this Offer. The valuation method that we used for establishing the Exchange Ratios is designed to estimate a fair value of options as of the date the Exchange Ratios were calculated and is not a prediction of the future value that might be realized through Eligible Options or Replacement Options.

The estimated fair value of the Replacement Options that you receive in the Offer may be less than the estimated fair value of the Eligible Options that you surrendered in the Offer.

We have designed the Offer with the intention of granting Replacement Options that do not result in significant additional compensation expense to the Company. The Exchange Ratios therefore have been determined in a manner intended to result in the grant of Replacement Options with an estimated fair value in the aggregate that is not greater than the estimated fair value in the aggregate of the Eligible Options they replace. Because of this aggregated approach to the implementation of Exchange Ratios, as of the grant date of the Replacement Options, the estimated fair value of a Replacement Option may be greater or less than the estimated fair value of the Eligible Option it replaces. Furthermore, because we do not grant options to purchase fractional shares, the number of shares underlying a Replacement Option will be rounded down after application of the Exchange Ratios.

TAX-RELATED RISKS FOR ELIGIBLE INDIVIDUALS LOCATED AND/OR SUBJECT TO TAX OUTSIDE THE U.S.

If you are a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability in a foreign jurisdiction and you participate in this Offer, you may be liable for income and social insurance tax in connection with the offer to exchange and/or the grant, vesting or exercise of your Replacement Options in addition to tax upon the sale of shares. Subject to any modification required to comply with local law, we expect to satisfy any applicable tax, withholding or other obligations with respect to our non-U.S. participants by using the procedures described in Section 14 of Part III.

If you are eligible for the Offer and you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other income and social insurance tax consequences which may apply to you. We recommend you consult your personal tax advisor to discuss these consequences.

Tax and other legal effects of the offer to exchange and the grant of Replacement Options for Eligible Employees located and/or subject to tax in Japan, Korea, Singapore, and the United Kingdom

If you are an Eligible Employee located and/or subject to tax outside the U.S., you should carefully review Appendix B (“Guide to Issues for Individuals Located and/or Subject to Tax Outside the U.S.”) to this offer to exchange for further discussion of the tax, social insurance and other legal consequences of accepting the Offer under various foreign laws.

The Guide to Issues for Individuals Located and/or Subject to Tax Outside the U.S. found in Appendix B is general in nature and is not complete and may not apply to your specific circumstances. In addition, tax consequences change frequently and occasionally on a retroactive basis. We therefore recommend you consult with your personal tax advisor in your own country about the effect on your personal tax situation if you choose to participate in the Offer.

Additional tax-related risks of the offer to exchange for tax residents of Japan.

If you participate in the offer to exchange and are subject to tax in Japan, the exchange likely will not be considered a taxable event in Japan. When you exercise your Replacement Options, you will be subject to income tax but not social insurance contributions. Your employer will have reporting obligations with respect to the income tax due at exercise, but not a withholding obligation. You will be responsible for reporting and paying any taxes resulting from the exercise of the Replacement Options and the sale of shares. For more information, please see Appendix B.

Additional tax-related risks of the offer to exchange for tax residents of Korea.

If you participate in the offer to exchange and are subject to tax in Korea, the exchange likely will not be considered a taxable event in Korea. When you exercise your Replacement Options, you will be subject to income tax and social insurance contributions (to the extent your income had not already exceeded the applicable contribution ceiling). Your employer will not have a withholding or reporting obligation with respect to the income tax due at exercise. You will be responsible for reporting and paying any taxes resulting from the exercise of the Replacement Options and the sale of shares. For more information, please see Appendix B.

Additional tax-related risks of the Offer to exchange for tax residents of Singapore.

If you participate in the offer to exchange and are subject to tax in Singapore, the exchange may be considered a taxable event under general tax principles in Singapore. However, there will not likely be a taxable amount at the time of the exchange because the Eligible Options that may be exchanged will likely have a fair value approximately equal to or less than the fair value of the Replacement Options. As a result, the taxable amount will be a zero or negative amount so no taxes should be due at the time of the exchange. Your employer may report the offer to exchange as a taxable event, even though the exchange likely will not be subject to tax. You will be subject to income tax when you exercise your Replacement Options. Your employer will have reporting obligations with respect to the income tax due at exercise, but not likely a withholding obligation. You will not be subject to tax when you sell the shares of common stock acquired upon the exercise of your Replacement Options. For more information, please see Appendix B.

Additional tax-related risks of the offer to exchange for tax residents of the United Kingdom.

If you participate in the offer to exchange and are subject to tax in the United Kingdom, the exchange will not be considered a taxable event in United Kingdom. When you exercise your Replacement Options, you will be subject to income tax and employee National Insurance contributions (“NICs”). You will also be required to pay the employer NICs due at exercise. You will be able to deduct the employer NIC liability from your income tax liability. Your employer will have a withholding and reporting obligation with respect to the income tax due at exercise. You will also be responsible for reporting and paying any taxes resulting from the exercise of the Replacement Options and the sale of shares. For more information, please see Appendix B.

If you are a tax resident of multiple countries, there may be tax and social security consequences of more than one country that apply to you.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Exchange rate risks for non-U.S. employees.

The exchange rates between currencies fluctuate, and you should be aware that the exercise price must be paid in U.S. dollars and when shares are sold, the proceeds will be determined and paid in U.S. dollars.

BUSINESS-RELATED RISKS

For a description of risks related to Inphi’s business, please see the discussion of risks associated with our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the period ended June 30, 2012.

III. THE OFFER

Section 1. Eligibility.

Individuals are “Eligible Employees” if they:

•	hold Eligible Options on October 19, 2012;

•	provide services to Inphi in the United States or in one of our subsidiaries or branch offices in Japan, Korea, Singapore, or the United Kingdom as an employee on October 19, 2012;

•	continue to be employed by Inphi in one of these locations (even if on an approved leave of absence) through to the date on which the tendered options are canceled and Replacement Options are granted;

•	are not a member of our Board; and

•	are not one of our named executive officers.

You will not be eligible to tender Eligible Options if you are not an Eligible Employee on the expiration date of the Offer or receive a stock option award if you are not an Eligible Employee on the grant date of the Replacement Options. Individuals who are on medical, maternity, paternity, worker’s compensation, military or another statutorily protected leave of absence or an approved personal leave of absence are eligible to participate in the Offer. Eligible Employees who tender Eligible Options that are accepted and cancelled in this Offer and are on an authorized leave of absence on the grant date will be entitled to a Replacement Option on that date as long as the individuals are otherwise eligible to receive the Replacement Option on such date. However, any individual who resigns or is dismissed at any time before the tendered options are canceled and the date the Replacement Option is granted is not eligible to participate in the Offer.

If you are currently considered an “at-will” employee, this Offer does not change that status, and your employment may be terminated by us or by you at any time, including before the Offer expires, for any reason, with or without cause.

Section 2. Eligible Options; Number of Replacement Options; Expiration Date.

We are offering eligible employees the opportunity to exchange their outstanding stock options to purchase our common stock, no par value per share, that have a per share exercise price equal to or greater than $16.63 for replacement stock options. We refer in this offer to exchange to option grants made between January and July 2011, with a per share exercise price that is equal to or greater than $16.63 as “Eligible Options”. Our Offer is subject to the terms and conditions described in this offer to exchange, the Election Form and the Notice of Withdrawal.

Replacement stock options granted pursuant to this Offer are stock options to purchase our common stock (the “Replacement Options”) that will be issued on the date the awards are granted to Eligible Employees participating in the Offer and will be subject to a vesting schedule. Until the Replacement Options have vested, they remain subject to restrictions on transfer and to forfeiture if the participant’s service terminates. The participant will not be required to pay anything to receive Replacement Options in connection with this Offer. The Replacement Options will be granted under, and will be subject to the terms and conditions of, our 2010 Plan and a stock option agreement including any country-specific appendix between Inphi and the Eligible Employee.

As of September 18, 2012, options to purchase approximately 4,742,825 shares of our common stock were outstanding under our equity compensation plans, excluding any shares reserved for issuance under our Employee Stock Purchase Plan. Of these, options held by Eligible Employees to purchase approximately 489,649 shares of our common stock have per share exercise prices equal to or greater than $16.63 per share, and are thus potentially eligible to participate in this Offer. Assuming all such options are properly tendered for exchange, we will issue approximately 121 Replacement Options representing the right to receive 372,112 shares of our common stock.

You may elect to exchange as few or as many of your Eligible Options under the offer to exchange. However, if you choose to tender Eligible Option grants, you must tender for exchange the entire outstanding, unexercised portion of each grant that you received your Eligible Options. For the purposes of this Offer, the term “grant” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. In other words, you will not be permitted to exchange part, of any outstanding, unexercised grant. For example, if an Eligible Employee has received two individual option grants, both of which remain outstanding in their entirety, consisting of (a) an option to purchase 1,000 shares of common stock with an exercise price of $16.63 and (b) an option to purchase 1,000 shares of common stock with an exercise price of $18.02, that individual may choose to exchange both, either or neither of the options. In this example, the individual may not choose to exchange less than the entire option for 1,000 shares under either grant but may choose to exchange only one option grant for the entire 1,000 shares while not tendering the other grant for 1,000 shares. We will not accept partial tenders of grants. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an Eligible Option grant, we will reject your tender in its entirety.

The number of Replacement Options to be granted in exchange for each Eligible Option grant surrendered in this Offer depends on the applicable Exchange Ratio from among the following three, each tiered to the exercise price of the underlying Eligible Option: 1.17:1, 1.24:1 or 1.35:1. This means that for each 1.17, 1.24 or 1.35 shares, depending on the applicable ratio, subject to an option that we cancel, we will grant one share in the Replacement Option. We will not grant any Replacement Options to purchase fractional shares. Instead, if the Exchange Ratio yields a fractional amount of shares, we will round to the nearest whole number of shares with respect to each option on a grant-by-grant basis. For example, if a participant elects to exchange an Eligible Option grant to purchase 1,000 shares of our common stock with an exercise price of $18.02, that participant will receive a total of 806 shares in the Replacement Option (i.e., 1,000 divided by the exchange ratio of 1.24).

You will receive an Election Form that identifies each of the option grants you currently hold which has an exercise price equal to or greater than $16.63 and therefore may be eligible for exchange, and the applicable Exchange Ratio the number of Replacement Options you will receive if each option is exchanged. On the Election Form you will be able to elect which Eligible Option grants (if any) you wish to tender in the exchange. If you have misplaced your Election Form, you may request assistance or another copy of your statement by contacting Joel Rodriguez at jrodriguez@inphi.com.

This Offer will expire on the expiration date. The term “expiration date” means 5:00 P.M., U.S. Pacific Time, on October 19, 2012, unless we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “expiration date” will mean the latest time and date at which the Offer expires. See Section 16 of Part  III for a description of our rights to extend, delay, terminate and amend the Offer.

Section 3. Purpose of the Offer.

We are also making this Offer to reduce the overhang of outstanding stock options, which is the number of options outstanding as a percentage of the total number of common shares outstanding, and to incentivize and retain our talented employees.

Under this Offer, participants will receive a lesser number of shares underlying their Replacement Options than the number of shares subject to options that are canceled in the exchange. Therefore, the number of shares of our common stock subject to all outstanding stock options will be reduced, thereby reducing our option overhang.

We have granted options under our equity compensation plans to provide our employees with an opportunity to acquire or increase a proprietary interest in Inphi, thereby creating a stronger incentive to contribute to our growth and success and encouraging our employees and directors to continue their service with Inphi. However, in light of the significant volatility in the market price of our common stock over the last several years, a number of our option holders are holding options that have exercise prices higher than the current and recent trading prices of our common stock. We believe that these out-of-the-money options are not achieving the purposes for which they were intended. By making this Offer, we expect to be able to provide better performance incentives to our continuing employees and more closely align their interests with those of our shareholders in maximizing shareholder value.

In considering how best to continue to motivate, retain and reward our employees who have option awards that are underwater, we evaluated several alternatives, including increasing cash compensation and granting additional equity awards. In order to replace the intended benefits of equity incentives that have an exercise price significantly higher than our current trading price, in addition to incurring costs associated with equity incentives already granted, we would need to substantially increase cash compensation. The payment of additional cash compensation would increase our compensation expense and reduce our cash position and cash flow from operations. In addition, these cash compensation increases would not reduce our overhang. If we were to make additional grants of options without requiring employees to exchange existing Eligible Options, we would substantially increase our equity award overhang, the potential dilution to our shareholders and our compensation expense. As a result, we determined that a program under which employees could exchange Eligible Options for a replacement option to purchase a lesser number of shares was the most attractive alternative.

Although the Compensation Committee and the Board has approved this Offer, they recognize that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. Accordingly, you should consult with your personal advisors if you have questions about your financial or tax situation. We and our Board are not making any recommendation to you as to whether you should elect to exchange your options. The Replacement Options we are offering may end up being worth less than your existing options. You must make your own decision whether to exchange your options.

Section 4. Procedures for Tendering Options.

Proper Tender of Options

To properly elect to exchange your Eligible Options, you must notify Inphi of your election before 5:00 P.M., U.S. Pacific Time, on the expiration date, which is currently October 19, 2012. Complete, sign, date and return the Election Form and deliver it to Joel Rodriguez, according to the instructions contained in the Election Form so that we receive them before the expiration date deadline.

At any time you may also request a copy of any option exchange document by contacting Joel Rodriguez at jrodriguez@inphi.com.

To submit an executed Election Form, you must send the entire Election Form via electronic delivery, regular mail, overnight courier or hand delivery using the following contact information:

Via Electronic Delivery:

Scan the completed and signed Election Form and email a scanned pdf to Joel Rodriguez at jrodriguez@inphi.com.

Via Regular Mail, Overnight Courier or Hand Delivery:

Inphi Corporation, 3945 Freedom Circle, Suite 1100, Santa Clara, CA 95054, Attn: Joel Rodriguez.

Your acceptance of our Offer will be effective as of the date Inphi receives your executed Election Form by any of the methods described above. While not a condition to your election, if you submitted your executed Election Form by way of electronic delivery, we also ask that you make a copy for your own files and then please submit the original executed Election Form to Inphi Corporation, 3945 Freedom Circle, Suite 1100, Santa Clara, CA

95054, Attn: Joel Rodriguez by regular mail, overnight courier or hand delivery. It is your responsibility to ensure that your election is received by Inphi by the deadline.

You do not need to return your stock option agreement in order to effectively elect to accept our Offer.

If you send to Inphi an executed Election Form, you may confirm that your documents have been received by sending an email to Joel Rodriguez at jrodriguez@inphi.com. We intend to confirm receipt of your executed Election Form within three business days of its arrival. If you do not receive confirmation of our receipt, it is your responsibility to ensure that Inphi has properly received your completed forms.

You are not required to return an executed Election Form. However, if Inphi does not receive the executed Election Form before 5:00 P.M., U.S. Pacific Time, on the expiration date, which is currently October 19, 2012, we will interpret this as your election not to participate in the Offer, and you will retain all of your outstanding options with their current terms.

Your proper and timely submission of an election to participate or an election to withdraw from participation will constitute a “submitted election”. To be timely, your election must be RECEIVED by Inphi before the Offer expires by delivery of an executed Election Form as described above.

The method of delivery of your executed Election Form is at your election and risk. Your executed Election Form will be effective upon receipt. In all cases, you should allow sufficient time to ensure Inphi receives them in time. If you do not receive confirmation of our receipt, it is your responsibility to ensure that Inphi has received your forms.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defect.

We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options, and the validity, form, eligibility (including time of receipt) of submitted elections (including any changes of elections) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any submitted elections or any options tendered for exchange to the extent that we determine they are not properly completed or to the extent that we determine it is unlawful to accept the options for exchange. We may waive any defect or irregularity in a submitted election. No Eligible Options will be properly tendered for exchange until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any submitted election, and no one will be liable for failing to give notice of any defects or irregularities.

Your Choosing to Participate and Our Accepting Your Options Constitute an Agreement.

If you elect to exchange your options by submitting an executed Election Form in accordance with the procedures described above, you will have accepted the terms and conditions of our Offer. If we accept the Eligible Options that you properly tender for exchange, there will be a binding agreement between us and you on the terms and subject to the conditions of this Offer to exchange and the Election Form. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered Eligible Options that have not been validly withdrawn.

Effect of Exchange on Options.

If you elect to exchange your Eligible Options and we accept such options for exchange, effective on our acceptance, the Eligible Options you tendered for exchange will be canceled and the stock option agreement(s) evidencing them will be deemed null and void. You will be required to accept a stock option agreement including any country-specific agreement governing the terms of your Replacement Option. If you do not elect to exchange your Eligible Options or you properly withdraw a previously submitted election, you will not participate in the Offer with respect to such options and you will retain your options at their current exercise price(s) and subject to their current terms.

Questions About the Offer.

You can ask questions about this Offer or request assistance by contacting Aparna Bawa at or John Edmunds.

Section 5. Withdrawal Rights and Change of Election.

You may only withdraw your tendered options or change your election in accordance with the procedures outlined in this Section 5.

You may withdraw your election with respect to some or all of your tendered options from the Offer at any time before 5:00 P.M., U.S. Pacific Time, on October 19, 2012. If we extend the Offer beyond that time, you may withdraw some or all of your tendered options at any time until the extended expiration date. We expect to accept and cancel all properly tendered Eligible Options promptly following the expiration of the Offer. The Replacement Options will be granted shortly after properly tendered Eligible Options are accepted and canceled.

If your service with Inphi in the United States or in one of our subsidiaries or branch offices in Japan, Korea, Singapore, or the United Kingdom terminates prior to the cancellation of options tendered pursuant to this Offer, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination of service, but only during the limited period for which those options remain exercisable pursuant to your stock option agreement following your termination.

If you previously elected to exchange Eligible Options for Replacement Options by submitting an executed Election Form and you would like to withdraw your election to exchange some or all of your Eligible Option grants, you must notify Inphi of your withdrawal. Any Eligible Options you do not withdraw will remain subject to your prior Election Form. Complete, sign, date and return the Notice of Withdrawal and deliver it to Joel Rodriguez, according to the instructions contained in the form so that we receive it before the expiration date deadline.

At any time you may also request a copy of any option exchange document by contacting Joel Rodriguez at jrodriguez@inphi.com.

To submit a printed Notice of Withdrawal, you must send the entire form via electronic delivery, regular mail, overnight courier or hand delivery using the following contact information:

Via Electronic Delivery:

Scan the completed and signed Notice of Withdrawal and email it to: Joel Rodriguez at jrodriguez@inphi.com.

Via Regular Mail, Overnight Courier or Hand Delivery:

Inphi Corporation, 3945 Freedom Circle, Suite 1100, Santa Clara, CA 95054, Attn: Joel Rodriguez

Your withdrawal from our Offer will be effective as of the date Inphi receives your Notice of Withdrawal by any of the methods described above. While not a condition to your election, if you submitted your printed Notice of Withdrawal by way of electronic delivery, we also ask that you make a copy for your own files and then please submit the original Notice of Withdrawal to Inphi Corporation, Inphi Corporation, 3945 Freedom Circle, Suite 1100, Santa Clara, CA 95054, Attn: Joel Rodriguez, by regular mail, overnight courier or hand delivery. It is your responsibility to ensure that your withdrawal is received by Inphi before the expiration of this Offer.

Inphi must receive your election to withdraw before 5:00 P.M., U.S. Pacific Time, on October 19, 2012, unless the Offer is extended, in which case your Notice of Withdrawal must be received before the extended expiration of the Offer.

If you send us a printed Notice of Withdrawal, you may confirm that your document has been received by sending an email to Joel Rodriguez at jrodriguez@inphi.com. We intend to confirm receipt of your paper Notice of Withdrawal within three business days of its arrival. If you do not receive confirmation of our receipt, it is your responsibility to ensure that Inphi has properly received your Notice of Withdrawal.

If you later decide to make a new election to tender Eligible Options in this Offer, you must submit a new executed Election Form by following the instructions in Section 4. Please see Section 4 for location and contact information you should use to request additional copies of the Election Form or the Notice of Withdrawal. The final change to your elections that you submit to Inphi prior to the expiration of the Offer will be binding, and you will not be permitted to make any further withdrawals or elections after the Offer expires.

You may not rescind any withdrawal, and options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options by submitting a new properly completed and executed Election Form before the Offer expires.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal and new Election Forms. Our determination of these matters will be final and binding.

To be timely, your election to withdraw previously tendered options from this Offer must be RECEIVED by Inphi before the Offer expires by delivery of a Notice of Withdrawal as described above.

The method of delivery of your Notice of Withdrawal is at your election and risk. Your Notice of Withdrawal will be effective upon receipt by Inphi. In all cases, you should allow sufficient time to ensure Inphi receives it in time. We intend to confirm our receipt of your submitted withdrawal within three business days of receipt. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your election.

Section 6. Acceptance of Options for Exchange and Issuance of Replacement Options.

Upon the terms and subject to the conditions of this Offer and promptly following the expiration date, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn before the expiration of the Offer. All options accepted by us pursuant to this Offer will be canceled as of the date of acceptance, and you will no longer have any rights under those options. If we accept and cancel options properly tendered for exchange after October 19, 2012 or if we extend the date by which we must accept and cancel options properly tendered for exchange, the time in which the Replacement Options will be granted will be similarly delayed.

We will not accept partial tender of an Eligible Option grant. However, you may tender the remaining portions of Eligible Option grants that you have partially exercised.

All Replacement Options will be granted under our 2010 Plan and will be subject to the terms and conditions of a stock option agreement including any country-specific agreement between you and Inphi. As promptly as practicable after the grant date, we will deliver to you a stock option agreement (in the appropriate form filed as an exhibit to our Tender Offer Statement on Schedule TO but with all the blanks filled in).

If you are not an Eligible Employee on the expiration date, your election to exchange your options will automatically be deemed to have been withdrawn as of the date of your termination of service and our Offer will not affect the terms of your existing options.

It is possible that, prior to the cancellation of options tendered for exchange and the grant of Replacement Options, we might effect or enter into an agreement for a merger or other similar transaction in which Inphi is acquired by another company. If there is a sale of all or substantially all of our assets or stock, or we merge with another company, before the expiration of the Offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options. Further, if we are acquired prior to the expiration date, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact subject to all of their terms and conditions.

Section 7. Conditions of the Offer.

Subject to the rules of the SEC and notwithstanding any other provision of the Offer, we will not be required to accept for exchange any options and may terminate or amend the Offer or postpone the acceptance of any options, if at any time on or after commencement of the Offer and before the expiration date of the Offer any of the following events shall have occurred (or shall have been determined by us to have occurred) that in our judgment makes it inadvisable to proceed with the Offer or with acceptance for exchange:

•

there has been instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of stock options in exchange for options; or that, in our reasonable judgment, would materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair (such as by increasing the accounting or other costs of the Offer to us) the contemplated benefits of the Offer to us described in Section 3 above;

•

there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would:

•	make the acceptance for exchange of, or the issuance of stock options for, some or all of the options illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue stock options for, some or all of the tendered options;

•	materially impair (such as by increasing the accounting or other costs of the Offer to us) the contemplated benefits of the Offer to us described in Section 3 above; or

•

materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

•	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S. (whether or not mandatory);

•

the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this Offer;

•

any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, would affect the extension of credit by banks or other lending institutions in the U.S.;

•

any significant and adverse change in the market price of our shares of common stock or any change in the general political, market, economic or financial conditions in the U.S. or abroad that would, in our reasonable judgment, have a material and adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

•

any change in the general political, market, economic or financial conditions in the U.S. or abroad that would have, in our reasonable judgment, a material and adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with this Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	any decline in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Companies by an amount in excess of 10% measured from the close of business on September 20, 2012 or

•

any change in generally accepted accounting principles or interpretations of generally accepted accounting principles which would, in our reasonable judgment, materially and adversely affect the manner in which we are required for financial accounting purposes to account for the Offer;

•

a tender or offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed, or we have learned that:

•

any person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date of the Offer);

•

any person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date of the Offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities; or

•

any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, has or would have a material adverse effect on us and our subsidiaries, taken as a whole.

The conditions to the Offer are for our benefit. We may assert them at our discretion prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other conditions to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons.

Section 8. Price Range of Our Common Stock.

Our common stock is traded on the New York Stock Exchange under the symbol “IPHI” and has been since our initial public offering on November 11, 2010. Prior to that date, our common stock was not traded on any public exchange. The following table sets forth the range of high and low sales prices for our common stock in each quarter since our stock began trading:

2012	Low	High
Third Quarter (through September 18, 2012)	$11.25	$12.25
Second Quarter	7.99	12.10
First Quarter	11.50	16.94

2011	Low	High
Fourth Quarter	$7.71	$12.72
Third Quarter	7.12	18.05
Second Quarter	16.06	22.61
First Quarter	16.91	26.67

2010	Low	High
Fourth Quarter (from November 11, 2010)	$14.73	$20.94

On September 18, 2012, the closing price per common share as reported by The NASDAQ Global Market was $11.33.

Our stock price has been, and in the future may be, volatile. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

We recommend that you obtain the current market price of our common shares before deciding whether to elect to exchange your options.

Section 9. Source and Amount of Consideration; Terms of the Replacement Options.

Consideration.

The replacement stock options issued pursuant to this Offer will be issued under the 2010 Plan. The number of whole shares of options to purchase common stock to be granted in exchange for each Eligible Option grant will be determined based upon an a tiered exchange ratio, depending on the exercise price of the Eligible Option. Each eligible employee will receive an Election Form identifying the options held by the individual that have exercise prices equal to or greater than $16.63, and therefore, are eligible for exchange.

We will not grant any replacement options to purchase fractional shares. Instead, if the Exchange Ratio yields a fractional amount of shares, we will round to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

As of September 18, 2012, options to purchase approximately 4,742,825 shares of our common stock were outstanding under our equity compensation plans, excluding any shares reserved for issuance under our Employee Stock Purchase Plan. Of these, options held by Eligible Employees to purchase approximately 489,649 shares of our common stock have exercise prices equal to or greater than $16.63 per share, and are thus potentially eligible to participate in this Offer. The number of shares subject to options having exercise prices equal to or greater than $16.63 per share equal approximately 10% of the total number of shares of our common stock issued and outstanding as of September 18, 2012. If we receive and accept for exchange all such outstanding options having exercise prices equal to or greater than $16.63 per share, we will issue approximately 121 Replacement Options, representing a number of shares equal to less than 7.8% of total number of shares of our common stock issued and outstanding as of September 18, 2012.

Terms of the Replacement Options

For each Replacement Option granted in the Offer, we and the participant will enter into a stock option agreement including any country-specific agreement. As promptly as practicable after the grant date, we will send you a completed stock option agreement including any country-specific appendix. The terms and conditions of the Replacement Options will vary from the terms and conditions of the options tendered for exchange. You must sign and return the stock option agreement. Employees in the United Kingdom also must sign and return a joint election form for employer National Insurance contributions. The stock option agreement with the country-specific appendix and any joint election form for employees in the United Kingdom will be effective from and as of the grant date. The following description of the Replacement Options to be granted under the 2010 Plan is a summary of the material terms of these awards.

Important Note: The description below of the 2010 Plan and the Replacement Options to be granted in this Offer is merely a summary and does not purport to be complete. Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2010 Plan and the applicable form of stock option agreement including any country-specific appendix and joint election form evidencing the Replacement Options. These documents have been included as exhibits to our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (to which this Offer to exchange is also an exhibit).

Eligible Employees Under the 2010 Plan. Individuals are “Eligible Employees” if they:

•	hold Eligible Options on October 19, 2012;

•	provide services to Inphi in the United States or in one of our subsidiaries or branch offices in Japan, Korea, Singapore, or the United Kingdom as an employee on October 19, 2012;

•	continue to be employed by Inphi in one of these locations (even if on an approved leave of absence) through to the date on which the tendered options are canceled and Replacement Options are granted;

•	are not a member of our Board; and

•	are not one of our named executive officers.

Awards. The 2010 Plan permits the granting of stock options that are Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (“Code”) and nonstatutory stock options (stock options that do not qualify as Incentive Stock Options).

Administration. The 2010 Plan is administered by our Board or a committee appointed by the Board. Subject to the 2010 Plan’s terms, the administrator has full authority in its discretion to take any action with respect to the 2010 Plan, including the authority to fashion the terms of grants as it deems appropriate and to select the participants to whom awards will be granted.

Vesting. The administrator determines at what time or times each Replacement Option will vest. The Replacement Options will continue to be subject to the vesting schedule of the underlying Eligible Options. Vesting is subject to your continued service through each relevant vesting date.

Term of Replacement Option. The Replacement Options will have the same expiration date as the underlying Eligible Options.

Termination of Service. If you cease your service relationship with Inphi in the United States or in one of our subsidiaries or branch offices in Japan, Korea, Singapore, or the United Kingdom at any time prior to the vesting of your Replacement Options, all unvested Replacement Options at the time of termination of service will be forfeited. You may, however, exercise the vested Replacement Options during a limited period of time following your termination of service in accordance with their terms.

Transfer Restrictions. Unless otherwise determined by the administrator, your Replacement Options may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution.

Voting and Dividend Rights. If you are granted Replacement Options, you will not have the right to vote and to receive any dividends we may pay with respect to our common stock until such Replacement Options have been exercised.

Adjustments upon Certain Events. In the event of a recapitalization, stock split or similar capital transaction, the number of shares that have been authorized for issuance under the 2010 Plan and the number of shares of our common stock as well as the price per share of our common stock covering each outstanding option will be proportionately adjusted in order to preserve the benefits of outstanding awards under the 2010 Plan.

In the event of a change in control of our company, the Replacement Options will be assumed or substituted by the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Replacement Options will fully vest and terminate if not exercised or the intrinsic value of such Replacement Option will be settled in cash or cash equivalents.

Amendment of the 2010 Plan. Our Board may amend the 2010 Plan at any time and any award granted under it; provided, however, that (1) Inphi shareholders must approve such amendment when required by applicable law, rule or regulation; and (2) amendment or termination of the 2010 Plan and any award granted under the 2010 Plan shall not, without the consent of a recipient of an award, materially adversely affect the rights of the recipient with respect to an outstanding award.

Tax Consequences. Eligible individuals should refer to Sections 14 and 15 for a discussion of some of the tax and social insurance contribution consequences of accepting or rejecting this Offer to tender Eligible Options for cancellation under this Offer. You should consult with your own tax advisor to determine the specific tax and social insurance contributions consequences of this Offer to you.

Registration of Underlying Shares. All of the shares of common stock issuable under the 2010 Plan have been registered under the Securities Act of 1933, as amended (Securities Act), on registration statements on Form S-8 filed with the SEC. As such, all the Replacement Options granted as part of your award have been registered under the Securities Act. Unless you are considered an “affiliate” of Inphi, you generally will be able to sell your shares, if vested, free of any transfer restrictions under applicable U.S. securities laws.

Section 10. Information Concerning Inphi Corporation

Overview

Inphi was incorporated in the State of Delaware in November 2000. Our principal executive office is located at 3945 Freedom Circle, Suite 1100, Santa Clara, California 95054. Our telephone number is (408) 217-7300, and our Internet website address is www.Inphi.com.

We are a fabless provider of high-speed mixed signal semiconductor solutions for the communications and computing markets. Our end-to-end data transport platform delivers high signal integrity at leading-edge data speeds, addressing performance and bandwidth bottlenecks in networks from fiber to memory. Our solutions minimize latency in computing environments and enable the rollout of next generation communications and computing infrastructures. Our solutions provide a vital high-speed interface between analog signals and digital information in high-performance systems such as telecommunications transport systems, enterprise networking equipment, datacenter and enterprise servers and storage platforms. We provide 40G and 100G high-speed mixed signal semiconductor solutions for the communications market and high-speed memory interface solutions for the computing market.

We have a broad product portfolio with 19 product lines and over 200 products as of June 30, 2012, including our new 100 GbE CMOS SerDes architecture, or iPHY, which is designed to enable the development of next generation low power and high port density 100 Gigabit Ethernet (100 GbE) solutions to address bandwidth bottlenecks in next generation data center and communications infrastructures.

In 2012, we started shipping samples of the IN3250TA, the first transimpedance amplifier, or TIA, for 100G reconfigurable colorless networks. We also introduced the industry’s first quad linear driver designed for linear transmitters to enable next-generation 100G/400G coherent systems to address the need for higher speed, higher performance networking infrastructure. We also began shipping in production volume our lowest power integrated phase lock loop and register buffer, which is shipping in the form of product number INSSTE32882XV.

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no specific plans or proposals that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization;

•

any change in our Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	our common shares being delisted from The NASDAQ Global Market;

•	our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

•	the acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of this Offer.

Certain Financial Information

We have presented below selected consolidated financial data for Inphi. In addition, we encourage you to review the financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the period ended June 30, 2012, both of which are incorporated herein by reference. Please see Section 18 (“Additional Information”) of this Offer for instructions on how you can obtain copies of our SEC filings.

	Six Months Ended June 30, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
	(unaudited)
		(in thousands)
Consolidated Statements of Operations Data:
Revenue	$43,509	$79,297	$83,193
Gross profit	27,753	50,610	53,755
Net income (loss)	(3,082)	1,931	26,131
Earnings per share:
Basic	(0.11)	0.07	1.03
Diluted	(0.11)	0.07	0.61

	June 30, 2012	December 31, 2011	December 31, 2010
	(unaudited)
		(in thousands)
Consolidated Balance Sheet Data:
Total Current Assets	$146,862	$140,085	$130,564
Total assets	182,169	172,628	158,957
Current Liabilities	16,295	10,690	13,677
Total liabilities	19,801	14,224	16,271
Total shareholders’ equity	162,368	158,404	142,686

Book Value Per Share and Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Quarter Ended June 30, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Pre-tax income	(1,224)	713	11,889

Fixed charges:
Rentals-20%	49	201	233
Total Fixed Charges	49	201	233
Pre-tax income plus fixed charges	(1,175)	914	12,122

Ratio of earnings to fixed charges	(23.98)	4.55	52.03

Inphi’s book value per share as of June 30, 2012 was $5.72. Book value per share is the value of our total shareholders’ equity divided by the number of our issued and outstanding common shares, which as of June 30, 2012 amounted to $5.72.

For information regarding the accounting consequences of our Offer, see Section 12.

Section 11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

Our directors (including non-employee and employee members of our Board) and named executive officers are not eligible to participate in the Offer.

A list of our directors and executive officers are attached to this offer to exchange as Appendix A, which is incorporated by reference herein. For information with respect to the beneficial ownership of our common stock by those directors and executive officers who were beneficial owners of our common stock as of August 16, 2012 please refer to our definitive proxy statement filed with the U.S. Securities and Exchange Commission on August 27, 2012.

Other than transactions in our securities in the ordinary course under our stock incentive plans with persons who are neither executive officers nor directors of Inphi, neither Inphi or its subsidiaries nor, to the best of our knowledge, our executive officers, directors or affiliates have effected transactions in options to purchase Inphi common stock or in shares of Inphi common stock during the 60 days prior to September 20, 2012.

Other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers) and our directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Section 12. Status of Options Accepted by Us in the Offer; Accounting Consequences of the Offer.

Eligible Options under the 2010 Plan that we accept for exchange pursuant to this Offer will be cancelled as of the expiration date of the Offer and the shares of common stock subject to them will be used to issue the Replacement Options. For each 1.17, 1.24 or 1.35 share underlying Eligible Options that are surrendered under the Offer, depending on the exercise price of the Eligible Option, one shares will be returned to the 2010 Plan and be used to issue the Replacement Options. Eligible Options that are surrendered under the Offer will be retired and will no longer available for grant under the 2010 Plan.

Under U.S. accounting rules, the exchange of options will be characterized as a modification of the exchanged options. Accordingly, we will recognize any remaining unamortized compensation expense of the surrendered Eligible Options, as well as the incremental compensation expense of the Replacement Options as a non-cash compensation charge. The incremental compensation cost will be measured as the excess, if any, of the fair value of the new Replacement Options over the fair value of the exchanged option, both determined at the modification date. The non-cash compensation charge will be recognized ratably over the vesting period of the Replacement Options. In the event that any of the Replacement Options are forfeited prior to their vesting due to termination of service, the incremental compensation cost of for the forfeited Replacement Options will not be recognized; however, we will recognize any unamortized compensation expense from the surrendered Eligible Options that would have been recognized under the original vesting schedule.

We do not expect the additional compensation expense, if any, to be material to us. The amount of these charges will depend on a number of factors, including:

•	the fair market value of our common stock on the date of grant of the Replacement Options issued in this Offer;

•	the level of participation by Eligible Employees in this Offer;

•	the exercise price per share of Eligible Options cancelled in this Offer; and

•	the number of Replacement Options that are forfeited prior to vesting.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of this Offer, we cannot predict the exact amount of the charge that would result from the Offer.

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged options and to issue Replacement Options is subject to the conditions described in Section 7.

Section 14. Material U.S. Federal Income Tax Consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS DISCLOSURE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a description of the material U.S. federal income tax consequences of the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this Section as the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof. We have not obtained a tax ruling or other confirmation from the U.S. Internal Revenue Service (which, we refer to as the “IRS”) with regard to this information, and it is possible that the IRS may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Option is granted or the restricted stock award vests.

If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other income and social insurance tax consequences which may apply to you. We recommend that you consult your own tax advisor to discuss the consequences to you of participating in the Offer.

We recommend that you consult your own tax advisor with respect to the consequences of participating in the Offer under state, local and non-U.S. tax laws, as well as tax consequences arising from your particular personal circumstances.

Option Exchange and Grant of Replacement Options.

We believe that the exchange of Eligible Options for Replacement Options pursuant to the Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and you should not recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of Replacement Options pursuant to the Offer.

All of the Replacement Options granted pursuant to the Offer will be nonstatutory stock options and no Replacement Options will qualify as “Incentive Stock Options” within the meaning of Section 422 of the Code. The grant of the Replacement Options will not result in taxable income to you. You will generally recognize ordinary income upon exercise of the Replacement Options in an amount equal to the excess, if any, of the fair market value of the shares acquired upon exercise of the Replacement Options over the exercise price for those shares. Gains or losses realized by you upon disposition of the shares received upon exercise of the Replacement Options will be treated as capital gains and losses (long-term or short-term depending on whether the shares were held for the required holding period before the sale), in an amount equal to the difference between the basis and the sale price, with the basis in the shares being equal to the fair market value of the shares at the time of exercise.

Generally, we will be entitled to a federal income tax deduction in the same amount and at the same time you recognize ordinary income upon exercise of your Replacement Option, subject to any deduction limitation under Section 162(m) of the Code as discussed below. We also intend to comply with Section 409A of the Code by granting Replacement Options with exercise prices at or above fair market value on the grant date in exchange for Eligible Options.

Section 162(m).

Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the three other most highly compensated executive officers (other than our principal financial officer) who are employed by the corporation on the last day of the taxable year, but does allow a deduction for “performance-based compensation.” We expect that all of our Replacement Options when granted should qualify as performance based compensation and should be deductible under Section 162(m).

Section 280G.

Under certain circumstances, the accelerated vesting or exercise of stock options in connection with a change of control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, you may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

Tax Withholding.

We will have the right to withhold or require that you to remit to us, all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary income recognized in connection with the exercise of a nonstatutory stock option by you. We will require all Eligible Employees to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

Section 15. Considerations Specific to Eligible Employees Located and/or Subject to Tax Outside the U.S.

If you are a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability in a foreign jurisdiction and you participate in this Offer, you may be liable for income and social insurance tax in connection with the offer to exchange and the grant of your Replacement Options. Subject to any modification required to comply with local law, we expect to satisfy any applicable tax, withholding or other obligations with respect to our international participants by using the procedures described in Section 14 of Part III.

If you are eligible for the Offer and you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other income and social insurance tax consequences which may apply to you. We recommend you consult your personal tax advisor to discuss these consequences.

Tax and other legal effects of the offer to exchange and the grant of Replacement Options for Eligible Employees located and/or subject to tax in Japan, Korea, Singapore, and the United Kingdom

If you are an Eligible Employee located and/or subject to tax outside the U.S., you should carefully review Appendix B (“Guide to Issues for Individuals Located and/or Subject to Tax Outside the U.S.”) to this offer to exchange for further discussion of the tax, social insurance and other legal consequences of accepting or rejecting the Offer under various foreign laws.

The Guide to Issues for Individuals Located and/or Subject to Tax Outside the U.S. found in Appendix B is general in nature and is not complete and may not apply to your specific circumstances. In addition, tax consequences change frequently and occasionally on a retroactive basis. We therefore recommend you consult with your personal tax advisor in your own country about the effect on your personal tax situation if you choose to participate in the Offer.

Additional tax-related risks of the offer to exchange for tax residents of Japan.

If you participate in the offer to exchange and are subject to tax in Japan, the exchange likely will not be considered a taxable event in Japan. When you exercise your Replacement Options, you will be subject to income tax but not social insurance contributions. Your employer will have reporting obligations with respect to the income tax due at exercise, but not a withholding obligation. You will be responsible for reporting and paying any taxes resulting from the exercise of the Replacement Options and the sale of shares. For more information, please see Appendix B.

Additional tax-related risks of the offer to exchange for tax residents of Korea.

If you participate in the offer to exchange and are subject to tax in Korea, the exchange likely will not be considered a taxable event in Korea. When you exercise your Replacement Options, you will be subject to income tax and social insurance contributions (to the extent your income had not already exceeded the applicable contribution ceiling). Your employer will not have a withholding or reporting obligation with respect to the income tax due at exercise. You will be responsible for reporting and paying any taxes resulting from the exercise of the Replacement Options and the sale of shares. For more information, please see Appendix B.

Additional tax-related risks of the Offer to exchange for tax residents of Singapore.

If you participate in the offer to exchange and are subject to tax in Singapore, the exchange is considered a taxable event under general tax principles in Singapore. However, there will not likely be a taxable amount at the time of the exchange because the Eligible Options that may be exchanged will likely have a fair value approximately equal to or less than the fair value of the Replacement Options. As a result, the taxable amount will be a zero or negative amount so no taxes should be due at the time of the exchange. Your employer may report the offer to exchange as a taxable event, even though the exchange likely will not be subject to tax. You will be subject to income tax when you exercise your Replacement Options. Your employer will have reporting obligations with respect to the income tax due at exercise, but not likely a withholding obligation. You will not be subject to tax when you sell the shares of common stock acquired upon the exercise of your Replacement Options. For more information, please see Appendix B.

Additional tax-related risks of the offer to exchange for tax residents of the United Kingdom.

If you participate in the offer to exchange and are subject to tax in the United Kingdom, the exchange will not be considered a taxable event in the United Kingdom. When you exercise your Replacement Options, you will be subject to income tax and employee National Insurance contributions (“NICs”). You will also be required to pay the employer NICs due at exercise. You will be able to deduct the employer NIC liability from your income tax liability. Your employer will have a withholding and reporting obligation with respect to the income tax due at exercise. You will also be responsible for reporting and paying any taxes resulting from the exercise of the Replacement Options and the sale of shares. For more information, please see Appendix B.

If you are a tax resident of multiple countries, there may be tax and social security consequences of more than one country that apply to you.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Exchange rate risks for non-U.S. employees.

The exchange rates between currencies fluctuate, and you should be aware that the exercise price must be paid in U.S. dollars and when shares are sold, the proceeds will be determined and paid in U.S. dollars.

Before accepting the Offer, we recommend that you consult with your own tax advisor to determine the income and social contribution tax consequences of participating in the Offer.

Section 16. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 (“Conditions of the Offer”) of Part III of this document has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the Offer to terminate or amend the Offer and postpone our acceptance and cancellation of any options that you elect to exchange upon the occurrence of any of the conditions specified in Section 7 of this document by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect.

Amendments to the Offer may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 9 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the Offer will be disseminated promptly in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to disseminate any amendment of this Offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any dissemination.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer. Except for a change in the amount of consideration or change in percentage of securities sought, the amount of time by which we will extend the Offer following a material change in the terms of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of the information. If we decide to take any of the following actions, we will notify you and extend the expiration date to the tenth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the tenth business day):

•	we increase or decrease the per share exchange value of the options ( i.e., increase or decrease what we will give you in exchange for your options);

•	we change the type of options eligible to be tendered for exchange in the Offer; or

•

we increase the number of options eligible to be tendered for exchange in the Offer such that the common shares underlying the increased options exceed 2% of the common shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

A “ business day ” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Section 17. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange options under this Offer.

Section 18. Additional Information.

With respect to the Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this offer to exchange, the Election Form and the Notice of Withdrawal, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your options. We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance with that act, are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information include the following, which are incorporated herein by reference:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2011, filed with the SEC on March 15, 2012;

•	Our definitive proxy statement for our 2012 annual meeting of shareholders, filed with the SEC on April 25, 2012;

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed with the SEC on August 8, 2012, respectively;

•

the description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A as filed with the Commission on October 29, 2010, including any amendment or report filed for the purpose of updating such description;

and any amendment or report filed for the purpose of updating such descriptions may be examined, and copies may be obtained, at the SEC’s public reference room in Washington, D.C. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. Our filings are also available to the public on the SEC’s Internet site at http://www.sec.gov and our website at http://www.inphi.com.

Our common stock is quoted on The NASDAQ Global Market under the symbol “IPHI.”

We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may request by writing to Inphi Corporation, Attn: Joel Rodriguez, 3945 Freedom Circle, Suite 1100, Santa Clara, CA 95054, USA, or emailing at jrodriguez@inphi.com.

As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about Inphi should be read together with the information contained in the documents to which we have referred you.

Section 19. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this Offer with respect to your options. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange Certain Outstanding Stock Options for a Number of Replacement Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Inphi.

Inphi Corporation

September 20, 2012

APPENDIX A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS

OF

INPHI CORPORATION

The directors and executive officers of Inphi Corporation, their positions and offices held as of August 15, 2012 are set forth in the following table:

Name	Positions and Offices Held
Directors:
Ford Tamer	President and Chief Executive Officer, Director
Diosdado P. Banatao	Chairman of the Board
Chenming C. Hu	Director
David J. Ladd	Director
David Liddle	Director
Peter J. Simone	Director
Sam S. Srinivasan	Lead Director
Lip-Bu Tan	Director

Executive Officers:
Ford Tamer*	President and Chief Executive Officer, Director
John Edmunds*	Chief Financial Officer and Chief Accounting Officer
Ron Torten*	Vice President Operations and Information Technology
Norman Young*	Senior Vice President, Engineering

*	These individuals were identified as a “named executive officer” in the Company’s proxy statement filed August 27, 2012.

The address of each director and executive officer is c/o Inphi Corporation, 3945 Freedom Circle, Suite 1100, Santa Clara, CA 95054, USA. The telephone number for each director and executive officer is (408) 217-7300.

A-1

APPENDIX B

GUIDE TO ISSUES FOR INDIVIDUALS LOCATED AND/OR

SUBJECT TO TAX OUTSIDE THE U.S.

The following is a discussion of the material tax and legal consequences of participating in the exchange of Eligible Options for the grant of the Replacement Options for eligible employees subject to tax in Japan, Korea, Singapore, or the United Kingdom. This discussion is based on the laws in effect as of September 2012. This discussion is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time of the new award grant date, when you exercise the Replacement Options, or when you sell shares acquired at exercise of the Replacement Options. Also, this information may not apply to your unique tax situation and you are strongly cautioned about relying on this information.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your Replacement Options is based on the laws in effect as of September 2012 and Inphi’s current practice in relation to recharging costs of its equity awards outside the U.S. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate Inphi’s recharge of its cost related to the Replacement Options to the local employer.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your Eligible Options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Offer. Also, if you were granted Eligible Options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the Replacement Options are granted to you pursuant to the Offer, you may be subject to tax not only in the new country, but also in the original country.

Neither Inphi nor your employer take any responsibility or assume any liability with respect to the tax consequences to you of participating in the Offer. Therefore, we strongly recommend you consult with your personal tax advisor about the effect on your personal tax situation if you choose to participate in the Offer.

JAPAN

TAX INFORMATION

Option Exchange

Although the tax treatment of the Offer is unclear under Japanese law, you likely will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you.

Vesting of Replacement Options

You will not be subject to tax when the Replacement Options vest.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be characterized as remuneration income and will be taxed at your marginal tax rate. You will not be subject to social insurance contributions on the spread when you exercise the Replacement Options.

Sale of Shares

When you sell the shares acquired at exercise of the Replacement Options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise. You may be eligible for a reduced tax rate depending on the circumstances of the sale. Please consult your personal tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

Historically, your employer has not been required to withhold or report income tax or social insurance contributions when you exercised your stock options. However, as long as Inphi has at least a 50% ownership stake in your employer, your employer will report information on the income you receive from the exercise of your Replacement Options to the Japanese tax authorities on an annual basis, by March 31st of the year following the year in which the exercise occurred. Your employer will not withhold the taxes due at exercise and you are responsible for filing a personal tax return and reporting and paying any taxes resulting from this Offer, the exercise of the Replacement Options and the sale of shares.

OTHER INFORMATION

Offshore Assets Reporting

Pursuant to a new law (the “Offshore Remittance, etc. Reporting Requirement Law”), you are required to report details of any assets you hold outside Japan as of December 31, including shares of Inphi’s common stock, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due from you by March 15th each year. Please check with your personal tax advisor as to whether this reporting obligation applies to you and whether you will be required to report details of your outstanding stock options, as well as Inphi shares, in the report.

KOREA

TAX INFORMATION

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you.

Vesting of Replacement Options

You will not be subject to tax when the Replacement Options vest.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to income tax and social insurance contributions (to the extent your income has not already exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price.

Sale of Shares

When you sell the shares acquired at exercise of the Replacement Options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise, unless the gain you have realized from the sale of shares in that year is less than the exempt amount, which is currently KRW2,500,000 per year per type of asset sold. Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax.

Withholding and Reporting

Your employer is not required to withhold or report income tax when you exercise the Replacement Options. It is your responsibility to report and pay any taxes resulting from the Offer, the exercise of the Replacement Options and the sale of shares. If you join a Taxpayer’s Association whereby you routinely report your overseas income, you will be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax as part of your Global Tax Return which must be filed by May 31 of the year following the year in which the taxable event occurred.

SINGAPORE

TAX INFORMATION

Option Exchange

The taxation of the exchange of Eligible Options for the grant of Replacement Options pursuant to the Offer is not certain in Singapore. Under general tax principles in Singapore, you may be subject to income tax as a result of the exchange of Eligible Options for the grant of Replacement Options if the Inland Revenue Authority of Singapore (“IRAS”) views the exchange of the Eligible Options as a release of an existing right. Under this view, the taxable amount will be the difference, if any, between the market price of the shares of common stock underlying the Eligible Options on the cancellation date and the exercise price of the Eligible Options. However, because the Eligible Options that may be exchanged will have a fair value approximately equal to or less than the fair value of the Replacement Options, the taxable amount will likely be a zero or negative amount so no taxes should be due at the time of the exchange. Your employer may report the offer to exchange as a taxable event, even though the exchange likely will not be subject to tax.

Please note that to the extent that taxes are paid on the exchange, you will not receive a credit for the tax paid when your Replacement Options are subsequently exercised. In addition, if you subsequently forfeit your Replacement Options received in the Offer before they vest, you likely will not be entitled to a refund of the amount on which you paid tax at the time of the exchange.

Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you.

Vesting of Replacement Options

You will not be subject to tax when the Replacement Options vest.

Exercise of Replacement Options

Assuming you are not taxed at the time of the Offer, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to mandatory Central Provident Fund contributions when you exercise the Replacement Options.

If you are exercising employment in Singapore when the Replacement Option is granted to you, even if you exercise the Replacement Option outside of Singapore or after you have permanently departed from Singapore, you will be subject to income tax in Singapore on the spread at exercise.

In addition, you will be taxed on a “deemed exercise” basis if: (1) you cease employment with your current employer, and (2) you are neither a Singapore citizen nor a Singapore permanent resident, or you are a Singapore permanent resident who intends to leave Singapore on a permanent basis. In this case, you will be deemed to have exercised any outstanding and unexercised Replacement Options as of the date you cease employment and the deemed spread will be the difference between (a) the fair market value of the shares at the later of one month before the date you cease employment or the grant date of the Replacement Options, and (b) the exercise price. If you later exercise the Replacement Options and the actual spread is lower than the deemed spread, you may apply to the IRAS for a refund of the difference within four years of assessment after the “deemed exercise” rule is applied.

You may be eligible for a tax exemption or deferral on the Replacement Options pursuant to a special scheme for equity income. Please consult your personal tax advisor to determine whether any special scheme applies to your situation and whether the Replacement Options may qualify for favorable tax treatment under such a scheme.

Sale of Shares of Common Stock

When you sell the shares acquired at exercise of the Replacement Options, you will not be subject to tax unless you are in the business of buying and selling securities.

Withholding and Reporting

Generally, your employer is not required to withhold income tax when you exercise your Replacement Options. However, your employer will prepare a Form IR8A each year, including any taxable benefit that you have derived pursuant to this Offer or the exercise of the Replacement Options. Your employer will provide the Form IR8A to you. You will be responsible for submitting your own tax return to the IRAS and paying any applicable tax. Generally, your tax return must be filed by April 15 of the year following the year the income was received.

Please note that special rules may apply to you if you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, and you are about to cease your employment. Your employer is required to notify the IRAS on Form IR21 of your expected cessation of employment or departure from Singapore at least one month before you cease employment. In this case, your employer will also withhold any income payable to you, including income from the deemed exercise, for 30 days after the filing of the Form IR21, or until tax clearance is given by the IRAS, whichever is earlier. Any income tax due from you will be deducted from the amount withheld, and the balance will be paid to you. If the amount your employer has withheld is insufficient, you must make arrangements to pay the remaining income tax due.

OTHER INFORMATION

Securities Law Information

The Replacement Options that you will receive if you choose to participate in the offer are being granted to you pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). You should note that such grant of Replacement Options is subject to the general resale restriction under section 257 of the SFA and you shall not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the shares of common stock in Singapore, of any of the shares of common stock underlying the Replacement Options unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

Director Reporting Requirements

If you are a director, associate director or shadow director of a subsidiary or affiliate of Inphi in Singapore, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore subsidiary or affiliate in writing when you receive or dispose of an interest in Inphi or any related company (e.g., Replacement Options, shares, etc.). These notifications must be made within two business days of acquiring or disposing of any interest in Inphi or any related company. In addition, a notification must be made of any interest in Inphi or any related company within two business days of becoming a director.

Insider Trading Information

You should be aware of the Singapore insider-trading rules, which may impact your participation in the Offer and you acquisition or disposal of shares or shares acquired under the 2010 Plan. Under the Singapore insider-trading rules, you are prohibited from acquiring or selling shares (e.g., shares acquired under the 2010 Plan) when you are in possession of information which is not generally available and which you know or should know will have a material effect on the price of such shares once such information is generally available.

UNITED KINGDOM

TAX INFORMATION

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you. You will be asked to execute a joint election form with your employer as a condition of the grant of the Replacement Options.

Vesting of Replacement Options

You will not be subject to tax or employee National Insurance contributions (“NICs”) when the Replacement Options vest.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to income tax and NICs on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Your employer will calculate the income tax and NICs due by way of withholding on the exercise of the Replacement Options.

You will be required to pay employee NICs on the spread at exercise. In addition, the Replacement Options have been granted conditioned upon you agreeing to meet any liability for employer NICs, which become due at exercise. You may not exercise your Replacement Options unless you execute and return the joint election form to your employer. Where you execute a joint election to transfer employer’s NICs, you will be eligible to receive tax relief for the NICs transferred with respect to the income tax liability which arises on exercise of your Replacement Options.

Your employer will calculate the income tax and NICs due at exercise and intends to account for these amounts to Her Majesty’s Revenue and Customs (“HMRC”) through the Pay-As-You-Earn (“PAYE”) tax withholding system. Please see below for further information.

Your employer may withhold income tax and NICs from shares to be issued to you upon exercise, from the proceeds from the sale of shares or from your monthly salary. If, for any reason, a sufficient amount is not withheld, you are required to pay the income tax due to your employer within 90 days of the exercise date. If you fail to pay your employer for the income tax due within 90 days of the exercise date, you will be deemed to have received a loan equal to the amount of income tax that your employer has paid on your behalf. The loan will be immediately due and payable and will bear interest at the then-current HMRC rate. Your employer may recover the loan from you by any of the means set forth in your option agreement. However, if you are a director or executive officer within the meaning of Section 13(k) of the Securities Exchange Act, you are not eligible for a loan from Inphi. In this instance, if you do not settle all taxes within 90 days of the exercise date, the amount of any uncollected taxes may constitute a benefit to you on which additional income taxes and NICs may be payable.

Sale of Shares

When you sell the shares acquired at exercise of the Replacement Options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Capital gains tax is payable at a rate of 18% if your gains from all sources in any tax year are under the upper limit of the basic income tax rate band of £34,370 (less the personal exemption of £10,600 for the 2012/2013 year). If your capital gains from all sources exceeds £34,370 (less the personal exemption of £10,600), capital gains tax is payable at 28%. Furthermore, if you acquire other shares in Inphi, you must take into account the share identification rules in calculating your capital gains liability.

Withholding and Reporting

As described above, your employer is required to withhold income tax and NICs through the PAYE system when you exercise your options. Please note that no shares will be issued or transferred to you unless you have made arrangements satisfactory to Inphi for the payment of any such tax liability. However, you are ultimately responsible for payment of any income tax and NICs due. If the amount withheld is not sufficient to cover your actual liability, you will be responsible for paying the difference. Your employer is also required to report the details of the grant and exercise and the tax withheld in its annual returns.

In addition to your employer’s reporting obligations, you are responsible for reporting any income resulting from the exercise of your Replacement Options and the sale of your shares. You are also responsible for paying any tax resulting from the sale of your shares.